FOR IMMEDIATE RELEASE
April 27, 2005

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2005 First Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $103,000, or $0.05 per share for the quarter ended March 31, 2005 as compared to $34,000, or $0.02 per share for the same quarter in 2004.

The Company's assets increased $103,000, or 0.08%, to $134.3 million as of March 31, 2005 from $134.2 million at December 31, 2004. Cash and cash equivalents decreased $341,000, or 5.5%, to $5.9 million at March 31, 2005 from $6.2 million at December 31, 2004. Loan receivables increased $2.0 million, or 2.2%, to $94.9 million as of March 31, 2005 from $92.9 million as of December 31, 2004. Investment securities decreased $194,000, or 2.1%, to $9.0 million as of March 31, 2005 from $9.2 million as of December 31, 2004. Mortgage-backed securities decreased $1.4 million, or 6.2%, to $20.9 million as of March 31, 2005 from $22.3 million as of December 31, 2004. The decrease to cash and cash equivalents and the amortization and prepayments in mortgage-backed and investment securities were directly offset by the increase to loans receivable.

Total deposits decreased $462,000, or 0.40%, to $116.4 million at March 31, 2005 from $116.9 million at December 31, 2004.

Total stockholders' equity increased $115,000 to $15.9 million as of March 31, 2005 from $15.8 million as of December 31, 2004.

The Company adopted a Stock-Based Incentive Plan ("the Plan") on November 19, 2004 following the approval of the stockholders. The Plan authorized 46,056 shares of restricted stock to be distributed to Directors and Officers as an incentive to share in the growth and performance of the Company. The Company implemented a stock buyback program to acquire such shares. The Company will continue the buyback program until the completion of the Plan requirements. As of March 31, 2005, 32,000 shares have been acquired.

INCOME INFORMATION - Three-month periods ended March 31, 2005 and 2004

Net income increased $69,000, or 202.9%, to $103,000 for the quarter ended March 31, 2005 from $34,000 for the same quarter in 2004. The increase in earnings for the quarter was primarily due to an increase of $179,000 in interest income, offset by a decrease of $14,000 in non-interest income and increases of $7,000 in provision for loan losses, $36,000 in non-interest expense, $1,000 in interest expense and $52,000 in income taxes.


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Other  financial  information  is  included  in  the  table  that  follows.  All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                            MARCH 31        DECEMBER 31
                                            2005             2004
                                        ------------     ------------
Total Assets                            $    134,351     $    134,248
Loans Receivable                              94,973           92,925
Investment                                     8,993            9,187
Securities
Mortgage-backed Securities                    20,915           22,300
Cash and Cash Equivalents                      5,874            6,215
Deposits                                     116,395          116,857
Stockholders'                                 15,925           15,810
Equity


SELECTED OPERATING DATA

                                    AT OR FOR THE THREE
                                    MONTHS ENDED MARCH 31
(in thousands)                              2005             2004
                                        ------------     ------------
Total Interest                          $      1,850     $      1,671
Income
Total Interest Expense                           461              460
Net Interest                                   1,389            1,211
Income
Provision for Loan Loss                            7                0
Non-interest                                      55               69
Income
Non-interest                                   1,253            1,217
Expense
Income Taxes                                      81               29
Net Income                              $        103     $         34

PERFORMANCE RATIOS

Return on Average Assets                        0.30%            0.10%
Return on Average Equity                        2.59%            0.87%
Interest Rate                                   4.03%            3.37%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                       0.19%            0.20%
Non-performing Loans to Total                   0.18%            0.06%
Assets

CAPITAL RATIO
Equity toTotal                                 11.85%           11.14%
Assets